Exhibit 10.1
AMENDMENT TO
HARVEST NATURAL RESOURCES
2006 LONG TERM INCENTIVE PLAN
          This Amendment to the Harvest Natural Resources 2006 Long Term Incentive Plan (this “Amendment”) is adopted by Harvest Natural Resources, Inc. (“Harvest”) effective July 19, 2006.
          WHEREAS, Harvest previously established the Harvest Natural Resources 2006 Long Term Incentive Plan (the “Plan”); and
          WHEREAS, Harvest desires to amend the Plan to restrict the ability of the Committee and the Board to shorten or eliminate the Restriction Period in a Restricted Stock Agreement except under certain circumstances;
          NOW, THEREFORE, Section 8.1 of the Plan is hereby amended by adding the following after the final sentence:
“Notwithstanding any provision in this Plan to the contrary, neither the Committee nor the Board may shorten or eliminate the Restriction Period in a Restricted Stock Agreement except on a case-by-case basis (i) involving Employees, Consultants or Directors whose employment or service has terminated for reasons other than cause; or (ii) where the number of shares of Restricted Stock subject to the shortened or eliminated Restriction Period constitutes not more than five percent of the maximum amount of Stock which may be issued under the Plan in satisfaction of exercised Options or SARs, or issued as Restricted Stock.”
          Capitalized terms not defined in this Amendment shall have the meaning given to them in the Plan.
          This Amendment is adopted, and shall be considered, as an amendment to the Plan and shall form a part thereof, and the provisions of the Plan, as amended by this Amendment, are hereby ratified and confirmed in all respects.